EXHIBIT 5


                                 April 22, 2005

ANTs software inc.
801 Mahler Road, Suite G
Burlingame, CA 94010

         Re:      REGISTRATION STATEMENT ON FORM S-8

                  We have acted as special counsel for ANTs software inc., a Delaware company (the "Company"), in connection with the filing by the Company of the Registration Statement on Form S-8 with the Securities and Exchange Commission on April 22, 2005 (the "Registration Statement"). The Registration Statement covers an aggregate of 5,000,000 shares of Common Stock, par value $0.0001 per share (the "Shares"), as additional shares reserved for issuance pursuant to the ANTs software inc. 2000 Stock Option Plan, as amended (the "Plan").

                  In connection with the opinions expressed herein we have made such examination of matters of law and of fact as we considered appropriate or advisable for the purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Company upon certificates and statements of government officials and of officers of the Company. We have also examined originals or copies of such corporate documents or records of the Company as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion that the signatures on documents and instruments examined by us are authentic, that each document is what it purports to be, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

                  In rendering this opinion we have also assumed: (A) all representations and warranties made to us are true and correct; (B) that there are no extrinsic agreements or understandings among any of the parties or their affiliates that would modify or interpret any of the documents provided to us, or the respective rights or obligations of the parties thereunder, (C) that each person or entity entering into any document or agreement had the power, legal competence and capacity to enter into and perform all of such party's obligations thereunder, (D) the due authorization, execution and delivery by each party, (E) the enforceability and binding nature of the obligations of the parties to any such documents, (F) that there is no fact or circumstance relating to any party that might prevent it from enforcing any of its rights, and (G) no action has been taken or event occurred which amends, revokes, terminates or renders invalid any of the documents, records, consents or resolutions which we have reviewed since the date of the certificates we relied upon in rendering this opinion.
                  As used in this opinion, the expressions "we are not aware" or the phrase "to the best of our knowledge" mean as to matters of fact that, based on the actual knowledge of individual attorneys within the firm principally responsible for handling this matter for the Company and after an examination of documents made available to us by the Company and after inquiries of certain officers of the Company, no facts have been disclosed to us that have caused us to believe that the opinions expressed are factually incorrect; but beyond that we have made no factual investigation for the purposes of rendering this opinion.




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ANTs software inc.
April 22, 2005
Page 2
-------------------------

                  The opinion relates solely to the laws of the State of California and the federal laws of the United States, and we express no opinion with respect to the affect or application of any other laws. Special rulings of authorities administering such laws or opinions of other counsel have not been sought or obtained.

                  Based upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications and assumptions set forth below, we are of the opinion that:

                  (1) The Shares will be, when issued and sold in the manner anticipated by the Plan, legally and validly issued, fully paid and nonassessable. We have assumed for the purposes of this opinion that the Company will receive the consideration required in connection with the exercise of options by optionees, from the optionees, for the purchase of the Shares.

                  Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

                  (A) The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, preferential transfers and distributions and equitable subordination.

                  (B) We express no opinion as to the Company's compliance or noncompliance with applicable federal or state antifraud or antitrust statutes, laws, rules and regulations including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  (C) Limitations imposed by state or federal law or general equitable principles on the specific enforceability of any remedies, covenants or other provisions of an agreement and on the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law.

                  (D) The effect of court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where enforcement of such covenants or provisions under the circumstances would violate the enforcing party's implied covenant of good faith and fair dealing, is not reasonably necessary for the protection of the enforcing party, would be commercially unreasonable, or would not be a material breach of a material covenant or provision.

                  (E) We express no opinion concerning the past, present or future fair market value of any assets or securities.

                  (F) The unenforceability under certain circumstances of any provisions prohibiting waivers of terms other than in writing, or prohibiting oral modifications thereof or modification by course of dealing.



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ANTs software inc.
April 22, 2005
Page 3
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                  (G) The effect of Section 1670.5 of the California  Civil Code or any other California, Delaware or federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy.

                  (H) The unenforceability under certain circumstances of provisions expressly, or by implication, waiving broadly or vaguely stated rights, unknown future rights, or defenses, or waiving defenses to obligations or rights granted by law (whether substantive or procedural) or waiving rights to damages, or the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly permits the waiver of such rights, or to obligations or rights granted by law, when such waivers are against public policy or prohibited by law.

                  (I) The unenforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that rights or remedies may be exercised without notice, that every right or remedy is cumulative and may be exercised in addition to, or with, any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more other or similar remedies, that liquidated damages are to be paid upon the breach of an agreement, or that failure to exercise, or a delay in exercising, rights or remedies will not operate as a waiver of any such right or remedy.


                  (J) The enforceability of any provisions purporting to (i) waive rights to trial by jury, service of process or objections to venue or jurisdiction in connection with litigation, (ii) exclude conflict of law principles under California or other applicable law, (iii) establish particular courts as the forum for the adjudication of controversies, (iv) establish the laws of any particular state, country or jurisdiction for the adjudication of any controversies, (v) establish evidentiary standards or make determinations conclusive or (vi) provide for arbitration of disputes.

                  (K) The effect of judicial decisions, which may permit the introduction of extrinsic evidence to modify the terms or the interpretation of agreements.

                  (L) The enforceability of any attorneys' fees, severability, reimbursement, indemnification or contribution provisions.

                  (M) Any provision of an agreement requiring written amendments or waivers insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply. We note that a requirement that provisions of an agreement may only be amended or waived in writing may not be binding or enforceable if an oral agreement has been created modifying such provision or an implied agreement by trade practice or course of conduct has given rise to an amendment or waiver.



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ANTs software inc.
April 22, 2005
Page 4
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                  (N) The  validity,  binding  effect  or  enforceability  of an agreement to the extent that an arbitrator's decision, or the decision of an arbiter under an agreement's provisions concerning resolution of disputes may be contrary to the law or the facts and not subject to reversal.

                  (O) We have not conducted any investigation into the various types of businesses and activities in which the Company may engage or the manner in which the Company conducts its businesses. We have not conducted any special investigation of laws, statutes, rules or regulations and our investigation of and our opinion is limited to such laws, rules or regulations that in our experience are typically applicable to the contemplated transaction. We have assumed that no party to any agreement will in the future take any discretionary action (including a decision not to act permitted by such agreement) that would cause the performance of any agreement to violate the Delaware General Corporate Law or any California or federal statute, rule or regulation; or require an order, consent, permit or approval to be obtained from a Delaware, California or federal government authority.

                  (P)  We  assumed  (a)  the   accuracy  and   completeness   of
representations and warranties and (b) the validity and payment of any wire transfers, drafts or checks that are tendered.

                  (Q) We express no  opinion  as to whether  the  members of the
Board of Directors of the Company have complied with their fiduciary duties in connection with the authorization and performance of the contemplated transactions.

                  (R) We express no opinion as to the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We express no opinion as to whether the laws of any jurisdiction are applicable to any transaction contemplated.

                  (S) We express no opinion as to matters governed by federal and state laws and regulations governing: usury; securities (except with respect to the specific securities contemplated by the Registration Statement); broker-dealers, investment companies, and investment advisers; insurance; labor, employment (including, but not limited to, the Americans with Disabilities Act) and pension and employee benefits; antitrust and unfair competition; escheat; health and safety, environmental protection and hazardous substances; taxation; or patents, copyrights, trademarks, trade names and other intellectual property rights.

                  (T) We express no opinion concerning the enforceability in California of any provisions relating to restraint, non-competition, or similar concepts.

                  (U) We express no opinion concerning the applicability of export laws, rules and regulations.

                  (V) This opinion is qualified to the extent, and is rendered and delivered on the express condition and assumption, that no counsel or advisor for the addressee has expressed or reached opinions which are contrary to the opinions set forth in this letter.




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ANTs software inc.
April 22, 2005
Page 5
-------------------------

                  (W) In rendering the opinion set forth above as to the good standing of the Company, we have relied exclusively on certificates of public officials.

                  (X) With regard to any opinion that an agreement is a "valid and binding obligation" of a party "enforceable in accordance with its terms," such statement shall mean that, subject to the qualifications and limitations set forth herein, (i) an effective contract has been formed under California law, (ii) the entire agreement is not invalid by reason of a specific statutory prohibition or the public policy of the State of California, (iii) to the best of our knowledge contractual defenses to the entire agreement are not available and (iv) some remedy is available if a party to the agreement does not materially comply with its terms. This does not imply that any particular type of remedy is available.

                  This opinion is rendered as of the date first written above solely for your benefit in connection with your filing of the Registration Statement on Form S-8 with the Securities and Exchange Commission on or about April 22, 2005, and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                  We consent to the use of this opinion as an exhibit to the Registration Statement.



                            THE CORPORATE LAW GROUP

                           /s/ The Corporate Law Group
                           ---------------------------